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                              SETTLEMENT AGREEMENT


          This Settlement Agreement and Full and Final Release of Claims is made with 12th day of February, 1996, by and between Don Griffin ("Griffin") and Diamond Exteriors, Inc., and its successors, predecessors, subsidiaries, affiliates and related companies, including but not limited to Globe Building Materials, Inc., Diamond Home Services, Inc., Marquise Financial Services, Inc. and Solitaire Heating and Air Conditioning Company and their respective present and former employees, officials, directors, officers, agents and attorneys (hereinafter collectively referred to as "Diamond" or the "Company").

          WHEREAS, Griffin desires to settle fully and finally all actual and potential differences and disputes between Diamond and Griffin including, but in no way limited to, any differences that arose out of Griffin's employment as the Chief Executive Officer of Diamond and as a director of Diamond, and as the President and sole director of Marquise Financial Services, Inc., and the termination thereof;



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          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Griffin and his successors, assigns, relatives, related entities and affiliates, release and forever discharge Diamond of and from all manner of civil actions, causes, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or in equity, which Griffin has or may claim to have against Diamond prior to the date first written above on account of, or arising out of, any acts or omissions by Diamond whatsoever.

          2. Diamond and Griffin represent, warrant and acknowledge that the person signing below on its behalf is authorized to make and deliver this Settlement Agreement. Diamond and Griffin represent, warrant and acknowledge that each intend to be bound by this Settlement Agreement. Griffin represents and warrants that he is the only person entitled to assert any claim on behalf of himself.


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          3.  Diamond and Griffin each recognize that this Settlement Agreement does not constitute an admission of liability or fault by either party.

          4. The receipt of the following consideration is in full and final accord, satisfaction and final compromise and settlement of any and all claims of Griffin's against Diamond for liquidated damages, compensatory damages, punitive damages, backpay, front pay, lost benefits, lost wages, attorneys' fees, interest, court costs and all other monetary and equitable relief: (i) payment of Fifteen Thousand Dollars ($15,000) in each monthly period between the date of this Settlement Agreement and February 28, 1997; (ii) payment of Five Thousand Dollars ($5,000) in each monthly period between March 1997 and February 1999; (iii) conveyance of unencumbered title to 2,774 shares of the Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), of Diamond Home Services, Inc.; (iv) payment of Fifteen Thousand Seven Hundred Fifty-One and 66/100 Dollars ($15,751.66), in each monthly period between the date of this Settlement Agreement and December 31, 1999; and (v) payment of all amounts due and payable to a health insurance carrier for the cost of providing health insurance coverage to Griffin until the


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earlier to occur of (a) January 1, 1997, and (b) the date on which Griffin becomes re-employed. Upon payment of the premium due and owing in January 1997 by Griffin, Diamond agrees to transfer Griffin's deferred compensation insurance program to Griffin. Payments shall be made by Diamond pursuant to the Non-Negotiable Subordinated Note, dated September 26, 1994 (the "Note"), in the aggregate principal amount of $1,000,000 which was issued by Griffin to Diamond according to the terms of the Note. In the event that Diamond elects to prepay those certain Non-Negotiable Subordinated Notes, dated September 26, 1994 (the "Other Tier I Notes"), which were issued by the other tier I managers to Diamond, the Note shall be prepaid to Griffin on the same terms as the Other Tier I Notes.

          In the event that Diamond offers shares of the common stock of Diamond to the public pursuant to an initial public offering (the "IPO") and the underwriters representing Diamond in connection with the IPO request that an over-allotment option (the "Option"), be granted to the underwriters, Griffin will be permitted to participate in the Option pro rata with the other tier I managers.


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          5.  In consideration of the payments made to and to be made to Griffin under this Settlement Agreement, it is hereby agreed that, until February 1, 1999, Griffin agrees as follows:

               (i) In the course of Griffin's employment with the Company, and because of the nature of Griffin's responsibilities, Griffin has had access to valuable trade secrets, proprietary data and other confidential information (collectively, "Confidential Information") with respect to the Company's customers, suppliers, competitors and business. Such trade secrets, proprietary data and other confidential information include but are not limited to the following: the Company's existing and contemplated services, products, business and financial methods and practices, plans, pricing, selling techniques, business systems, product technologies and formulae, and special methods and processes involved in providing services, lists of the Company's existing and prospective suppliers, subcontractors and/or customers, methods of obtaining suppliers and customers, credit and financial data of the Company's present and prospective suppliers and/or customers, particular business requirements of the Company's


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     present and prospective customers.  In addition, Griffin, on behalf of the
     Company, has developed personal acquaintances and relationships with the Company's present and prospective suppliers, subcontractor and customers, which acquaintances and relationships may constitute the Company's only contact with such persons or entities. As a consequence thereof, the parties agree that Griffin occupied a position of trust and confidence with respect to the Company's affairs and its products and services. In view of the foregoing and in consideration of the payments made pursuant to this Settlement Agreement, Griffin acknowledges and agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Griffin make the covenants contained in subparagraphs (ii) through (vi) below regarding the conduct of Griffin following the date of this Settlement Agreement, and that the Company will suffer irreparable injury if Griffin engages in conduct prohibited thereby. Griffin represents that observance of the aforementioned covenants will not cause Griffin any undue hardship nor will it unreasonably interfere with Griffin's ability to earn a livelihood. The covenants contained in


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     subparagraphs (ii) through (vi) below shall each be construed as a separate agreement independent of any other provision of this Settlement Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Settlement Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of those covenants.

               (ii) NON-DISCLOSURE. Griffin will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any of the Company's Confidential Information which was communicated to or otherwise learned of or acquired by Griffin during the course of his employment with the Company; provided, however, Griffin may disclose or use such information under any of the following circumstances: (a) disclosure which Griffin is advised by counsel is required by a court or other governmental agency of competent jurisdiction, (b) disclosure or use by Griffin of any such information or data which is generally known within the industry or is


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     otherwise available through independent sources and (c) disclosure or use by Griffin after the expiration of three years following the date of this Settlement Agreement (or, if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), of any such information in connection with Griffin's subsequent employment or business endeavors undertaken in good faith and without the specific intent of unreasonably depriving the Company of the value and benefit of such proprietary data. In the event that any Confidential Information is communicated in accordance with the provisions of this subparagraph (ii), Griffin shall notify the Company's Chief Executive Officer in writing at least one business day prior to such communication.

               (iii) RETURN OF INFORMATION AND EQUIPMENT. Promptly after executing this Settlement Agreement, Griffin will deliver to the Company all originals and copies of memoranda, customer lists, samples, records, documents, computers, computer programs, computer disks and software, product information, hardware, equipment (e.g., computers,


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     fax machines) and other materials and equipment requested by the Company which he has obtained from the Company.

               (iv) NON-COMPETITION. For a period of three years following the date of this Settlement Agreement (or, if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), Griffin shall not, without the express written consent of the Company or approval of the board of directors of the Company, directly or indirectly, own, manage, participate in or otherwise engage in or have any connection with (as an employee, representative, agent or otherwise) any business in the United States which provides any product or service provided by the Company or actively contemplated to be provided by the Company on the date of this Settlement Agreement except that Griffin shall not be precluded hereby from
     (i) owning stock of any other securities in a publicly traded company where such investment entitles Griffin to less than 5% of the voting control over such company, or (ii) working as an employee, after the termination of Griffin's employment with the Company, for any entity in which Griffin has no


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     ownership interest, or option or other right to acquire an ownership interest, in any capacity where the likelihood of Griffin's breach or violation of the provisions of subparagraphs (ii) and (vi) is demonstrated to the reasonable satisfaction of the Company to be remote.

               (v) NON-SOLICITATION OF CUSTOMERS, SUBCONTRACTORS AND SUPPLIERS. For a period of three years following the date of this Settlement Agreement (or if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), and except in the good faith furtherance of the interests of the Company, Griffin will not, without the express written consent of the Company or Board approval, contact (whether or not initiated by Griffin), with a view toward selling any product or service competitive with any product or service, to Griffin's knowledge, sold or proposed to be sold by the Company or any subsidiary of the Company at the time of such contact, any person, firm, association or corporation: (i) to which the Company or any affiliate of the Company was known by Griffin to have sold any product or service during the preceding


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     year, (ii) which Griffin solicited, contacted or otherwise dealt with on behalf of the Company or any subsidiary of the Company during the preceding year, or (iii) which Griffin was otherwise aware was a customer or prospective customer, or supplier subcontractor or prospective supplier subcontractor, of the Company or any subsidiary of the Company during the preceding year. Griffin will not directly or indirectly make any such contact, either for his benefit or for the benefit of any person, firm, association or corporation, and Griffin will not in any manner assist any such person, firm, association or corporation to make any such contract.

               (vi) NON-INTERFERENCE. For a period of three years following the date of this Settlement Agreement (or if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), Griffin shall not induce or encourage, directly or indirectly, (a) any employee of the Company to leave his or her employment, or to seek employment with anyone other than the Company, unless it has been determined by Griffin in good faith, with


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     approval by the Board or the Chief Executive Officer of the Company, that such employee's performance or other characteristics or circumstances are such that employee's leaving the Company is in the best interests of the Company, or (b) any customer subcontractor, or supplier (including without limitation, independent contractors engaged by the Company to provide or deliver products to, or perform services for, customers of the Company) of the Company to modify or terminate any relationship, whether or not evidenced by a written contract, with the Company unless it has been determined by Griffin in good faith, with approval by the Board or the Chief Executive Officer of the Company, that such modification or termination is in the best interests of the Company.

          6. Griffin acknowledges and agrees that his employment relationship with Diamond and Marquise have been terminated. Griffin agrees that he will not, to any one or in any manner, portray himself as an officer or an employee of Diamond or Marquise.

          7. Griffin and Diamond hereby acknowledge and agree that any breach by Griffin or his affiliates, individually or


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collectively, of the foregoing restrictive covenants may cause Diamond irreparable injury for which there is no adequate remedy at law. Therefore, Griffin expressly agrees that in the event of any breach by Griffin or his affiliates of the foregoing, Diamond shall be entitled, in addition to any remedies available at law, to injunctive and/or other equitable relief, to require specific performance or prevent a breach under the provisions of this Settlement Agreement. In addition, as partial consideration for any damages to Diamond due to the violation by Griffin or his affiliates of the provisions of paragraph 5 hereof, Griffin agrees that Diamond, at its option, may discontinue making any payments to Griffin pursuant to this Settlement Agreement.

          8. Griffin agrees that he has certain property in his possession which is Diamond's property including, but not limited to, the following: (i) keys to certain of Diamond's buildings; (ii) credit cards issued through Diamond; (iii) documentation concerning other Diamond corporate charge privileges; (iv) computer hardware and software; and (v) airplane tickets which have been ordered in connection with Griffin's employment with the Company. As a part of this Settlement Agreement, Griffin agrees to return all of Diamond's property, including but



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not limited to the property specifically listed in this paragraph 8, to Diamond,
c/o John Milas, 222 Church Street, Woodstock, Illinois.

          9. Each party to this Settlement Agreement hereby affirms that it/he has had the opportunity to consult with counsel with respect to the terms and conditions of this Settlement Agreement, and each party hereto waives the right to assert that any claim, demand or provision has been, through oversight or error, omitted from the covenants set forth in this Settlement Agreement. The parties understand that this Settlement Agreement and the releases it contains, may be pled by Diamond as a complete defense to any claim or entitlement which Griffin may hereafter assert against Diamond in any suit or claim for or on account of any matter or thing whatsoever occurring up to and including the date of this Settlement Agreement.

          10. The provisions of this Settlement Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

          11. The undersigned Griffin affirms that the only consideration for his signing this Settlement Agreement are the terms stated above; that no other promise or Settlement Agreement


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of any kind has been made to or with him by any person or entity whomsoever to cause him to execute this instrument and that he fully understands the meaning and intent of this release, including, but not limited to, its final and binding effect, and that he is voluntarily entering into this Settlement Agreement and Full and Final Release of Claims.

          12. Both Diamond and Griffin agree to keep the terms, amount and fact of this Settlement Agreement completely confidential and not to disclose any information concerning this Settlement Agreement to anyone except pursuant to the provisions of subparagraph 5(ii) hereof.

          13. As soon as practicable, Diamond agrees to cause the release of those certain guarantees (the "Guarantees"), which were made personally by Griffin to trade creditors in connection with his employment with Diamond.
Prior to the effective release of the Guarantees, Diamond will hold Griffin harmless from and against all claims and liabilities arising out of the grant of the Guarantees except to the extent such claims or liabilities are caused by the negligence or willful misconduct of Griffin.

          14. This Settlement Agreement shall be governed by, construed and interpreted in accordance with the laws of the


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State of Illinois and may be executed in separate counterparts that together constitute one instrument.

          15. This Settlement Agreement may only be changed or modified in writing signed by both of the parties hereto.

          WHEREFORE, the parties have executed this Settlement Agreement as of the date first written above.

                              DIAMOND EXTERIORS, INC.


                               /s/ C. Stephen Clegg
                              ---------------------------------------------
                              By:  C. Stephen Clegg
                              Its:  Chief Executive Officer



                              /s/ Don Griffin
                              ---------------------------------------------
                              Don Griffin